Exhibit 10.1

FOUNDATION HEALTHCARE, INC. (the “Company”)

2015 BONUS INCENTIVE PLAN

FOR EXECUTIVE OFFICERS

PURSUANT TO THE 2008 LONG-TERM INCENTIVE PLAN

The purpose of the 2015 Incentive Plan for Executive Officers (the “Plan”) sets forth performance-oriented incentive awards to motivate our executive officers and reward them for superior managerial performance and profitable growth of the Company for fiscal year 2015. All awards hereunder are made pursuant to the Company’s 2008 Long-Term Incentive Plan, as it may be amended from time to time.

For purposes of this Plan:

“Participants” means the Chairman, the Chief Executive Officer, the Office of the Chairman and such other executive officers as the Compensation Committee may determine in its sole discretion from time to time.

“Pro Forma Adjusted EBITDA” means earnings before interest, income tax, depreciation, amortization, non-cash stock compensation expense and other non-cash items approved by the Committee for a fiscal year ending December 31. For clarity, Pro Forma Adjusted EBITDA shall include accruals for the 2015 incentive bonuses earned hereunder. The Compensation Committee shall revise Pro Forma Adjusted EBITDA to account for any acquisitions consummated or costs incurred by the Company for acquisitions, joint ventures and other business development activity, in each case for amounts not considered in the original budget approved by the Board.

“Pro Forma Adjusted EBITDA Target” has the meaning set forth on Exhibit A hereto.

Upon completion of the audit of the financial statements for 2015, the Compensation Committee shall meet and consider whether any of the performance targets below have been met, and if so, to certify such fact. Any incentive bonus payable under this Plan, less any applicable tax withholdings, shall be paid within 60 days of the Compensation Committee’s certification that the performance targets have been met. Payment of bonuses shall be made in cash, shares of the Company’s common stock or a combination of both as determined by the Compensation Committee, in its sole discretion. Payments of bonuses in cash is subject to the Company’s liquidity and cash needs as determined by the Compensation Committee and the Board of Directors, in their sole discretion.

All decisions or interpretations of this Plan shall be made by the Compensation Committee in its sole discretion and shall be binding on the Company, and the Participants.

The name of each Participant and the target bonus amount for each Participant is set forth on Exhibit A hereto. Participants may achieve up to 150% of their base salary amount if all performance targets are met and if Pro Forma Actual Adjusted EBITDA is at least 150% of the Pro forma Adjusted EBITDA Target.

In the event of an executive’s separation from service with the Company for any reason prior to December 31, 2015, any incentive bonus earned under this Plan shall be automatically forfeited without further action and without payment of consideration therefore.

The Compensation Committee may add additional Participants by resolution designating such individual as a Participant under this Plan and stating the bonus opportunity for such Participant on Exhibit A hereto. The Compensation Committee may pro rate target bonus amounts for Participants added during the Plan year as the Compensation Committee may determine in its sole discretion.

2015 Annual Incentive Bonus Targets

The Participants shall each be entitled to an incentive bonus based on the achievement of certain performance targets for the Company, as set forth below, during fiscal year 2015 (January 1, 2015 through December 31, 2015).

A.	Achieve 2015 Pro Forma Adjusted EBITDA equal to or greater than Pro Forma Adjusted EBITDA Target. Achievement of this performance target means that the Participants achieve a bonus equal to 50% of their base salary.

B.	Stock price appreciation in 2015 (as measured December 31, 2015 vs. December 31, 2014 (reverse split adjusted)). Achievement of this performance target means that the Participants achieve a bonus equal to 20% of their base salary.

C.	Both (i) source and close at least one acquisition, joint venture or other business development activity AND (ii) stock price appreciation in 2015 (as measured December 31, 2015 vs. December 31, 2014 (reverse split adjusted)). Achievement of this performance target means that the Participants achieve a bonus equal to 15% of their base salary.

D.	Achieve Patient Satisfaction of at least 95% at all facilities. Achievement of this performance target means that the Participants achieve a bonus equal to 15% of their base salary.

E.	Achieve Pro Forma Adjusted EBITDA greater than Pro Forma Adjusted EBITDA Target. Achievement of this performance target means that the Participants achieve a bonus equal to 10% of their base salary as Pro Forma Actual Adjusted EBITDA exceeds the Pro Forma Adjusted EBITDA Target as shown in the table shown below:

Pro Forma Actual Adjusted EBITDA as % of Pro forma Adjusted EBITDA Target	Bonus
Equal to or greater than 110%	10%
Equal to or greater than 120%	20%
Equal to or greater than 130%	30%
Equal to or greater than 140%	40%
Equal to or greater than 150%	50%

Exhibit A

Individual Performance Targets:

Name and Title	Target Bonus Amount
Chairman - Thomas A. Michaud	100% of annual salary
Chief Executive Officer - Stanton Nelson	100% of annual salary
Office of the Chairman - Robert Byers	100% of annual salary